NEWS RELEASE

For Immediate Release
Date: July 29, 2013
Contact: Madge Cremer
515.281.1071
mcremer@fhlbdm.com

FHLB Des Moines Reports Second Quarter 2013 Preliminary Unaudited Financial Results

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the quarter ended June 30, 2013. The Bank expects to file its Second Quarter 2013 Form 10-Q with the Securities and Exchange Commission (SEC) on or about August 7, 2013.

Operating Results

For the three and six months ended June 30, 2013, the Bank recorded net income of $15.7 million and $43.0 million compared to $18.2 million and $63.4 million for the same periods in 2012. The Bank's net income was primarily driven by net interest income and other (loss) income.

The Bank's net interest income totaled $50.7 million and $104.0 million for the three and six months ended June 30, 2013 compared with $55.0 million and $124.9 million for the same periods last year. The decrease was primarily due to a decline in interest income from advances, investments, and mortgage loans resulting from the low interest rate environment and lower average volumes. In addition, during the six months ended June 30, 2013, the Bank recorded advance prepayment fee income of $3.1 million compared to $18.2 million during the same period last year. These decreases were offset in part by a decline in funding costs. The Bank's net interest margin was 0.43 percent and 0.44 percent during the three and six months ended June 30, 2013 compared with 0.45 percent and 0.50 percent for the same periods last year.

The Bank's other (loss) income totaled ($20.4) million and ($29.5) million for the three and six months ended June 30, 2013 compared to ($19.8) million and ($24.7) million for the same periods last year. The primary drivers of other (loss) income were losses on trading securities, gains on derivatives and hedging activities, and losses on the extinguishment of debt as further described below.

The Bank's other (loss) income was negatively impacted by losses on trading securities. Trading securities are recorded at fair value with changes in fair value reflected through other (loss) income. During the three and six months ended June 30, 2013, the Bank recorded losses on trading securities of $72.4 million and $79.3 million compared to gains of $21.5 million and $14.9 million for the same periods in 2012. The losses were primarily due to the impact of rising interest rates on the Bank's fixed rate trading securities.

The losses on trading securities were offset in part by gains on derivatives and hedging activities. The Bank utilizes derivative instruments to manage interest rate risk, including mortgage prepayment risk. Accounting rules require all derivatives to be recorded at fair value and therefore the Bank may be subject to income statement volatility. During the three and six months ended June 30, 2013, the Bank recorded gains of $59.1 million and $70.0 million on its derivatives and hedging activities compared to losses of $42.6 million and $21.6 million during the same periods last year. The gains recorded were primarily attributable to the effect of changes in interest rates on interest rate swaps economically hedging the Bank's trading securities portfolio as discussed above.

The Bank's other (loss) income was also negatively impacted by losses on the extinguishment of debt. During the three and six months ended June 30, 2013, the Bank extinguished $70.0 million and $162.1 million of higher-costing consolidated obligations and recorded losses on these debt extinguishments of $10.6 million and $25.7 million. The Bank did not extinguish any debt during the three months ended June 30, 2012. During the six months ended June 30, 2012, the Bank extinguished $150.5 million of higher-costing consolidated obligations and recognized losses of $22.7 million.

Balance Sheet Highlights

The Bank's total assets decreased to $46.0 billion at June 30, 2013 from $47.4 billion at December 31, 2012 due primarily to a decline in investments. Investments decreased $1.0 billion mainly due to a reduction in short-term investments held for liquidity purposes. Advances remained stable and were $26.5 billion at June 30, 2013 compared to $26.6 billion at December 31, 2012. Total capital was $2.8 billion at June 30, 2013 and December 31, 2012. Retained earnings grew due to earnings in excess of dividends and were $638.9 million at June 30, 2013 compared to $621.9 million at December 31, 2012.

Additional financial information will be provided in the Bank's Second Quarter 2013 Form 10-Q available at www.fhlbdm.com or www.sec.gov on or about August 7, 2013.

Dividend

In August, the Board of Directors is scheduled to review and approve the second quarter 2013 dividend. A dividend announcement is expected on or about August 7, 2013.

Federal Home Loan Bank of Des Moines Financial Highlights (unaudited)
	June 30,	December 31,
Statements of Condition (dollars in millions)	2013	2012
Advances	$26,513	$26,614
Investments	12,412	13,433
Mortgage loans held for portfolio, net	6,711	6,952
Total assets	46,022	47,367
Consolidated obligations	42,036	43,020
Total liabilities	43,228	44,533
Total capital stock - Class B putable	2,069	2,063
Retained earnings	639	622
Accumulated other comprehensive income	86	149
Total capital	2,794	2,834
Total regulatory capital[1]	2,723	2,694

1    Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Operating Results (dollars in millions)	2013	2012	2013	2012
Net interest income	$50.7	$55.0	$104.0	$124.9
Other (loss) income	(20.4)	(19.8)	(29.5)	(24.7)
Other expense	12.9	15.0	26.7	29.8
Total assessments	1.7	2.0	4.8	7.0
Net income	15.7	18.2	43.0	63.4
Performance Ratios
Net interest margin	0.43%	0.45%	0.44%	0.50%
Return on average equity	2.23%	2.60%	3.09%	4.55%
Return on average capital stock	3.09%	3.54%	4.29%	6.17%
Return on average assets	0.13%	0.15%	0.18%	0.26%
Regulatory capital ratio	5.92%	5.70%	5.92%	5.70%

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Bank's Second Quarter 2013 Form 10-Q to be filed on or about August 7, 2013 with the SEC.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

The Bank is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to nearly 1,200 members, including commercial banks, saving institutions, credit unions, insurance companies, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Iowa, Minnesota, Missouri, North Dakota, and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.